EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this  Registration Statement of Sun American Bancorp on Form S-4 of our report dated February 23, 2006 on the financial statements of Sun American Bancorp appearing in the 2005 Form 10-KSB of Sun American Bancorp and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

/s/ Crowe Chizek and Company LLC

Fort Lauderdale, Florida

September 28, 2006